Exhibit (a)(5)(ii)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

iBASIS, INC.,

                      Plaintiff,

v.

KONINKLIJKE KPN N.V., KPN B.V., CELTIC ICS INC., EELCO BLOK, JOOST FARWERCK, AD SCHEEPBOUWER, STAN MILLER, BAPTIEST COOPMANS, A.H.J. RISSEEUW, M. BISCHOFF, C.M. COLIJN-HOOIJMANS, D.I. JAGER, M.E. VAN LIER LELS, J.B.M. STREPPEL, R.J. ROUTS, D.J. HAANK, W.T.J. HAGEMAN, M.E. HOEKSTRA and M.N.A.J. VOGT,

                      Defendants.

KPN B.V. and KONINKLIJKE KPN N.V.,

                      Counterclaim-Plaintiffs,

v.

iBASIS, INC., ROBERT H. BRUMLEY, CHARLES N. CORFIELD, OFER GNEEZY, W. FRANK KING, and GORDON J. VANDERBRUG,

                      Counterclaim-Defendants.
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 4774-VCS

ANSWER OF KONINKLIJKE KPN N.V., KPN B.V., CELTIC ICS INC., EELCO
BLOK AND JOOST FARWERCK AND VERIFIED COUNTERCLAIMS OF
KONINKLIJKE KPN N.V. AND KPN B.V.

Defendants and Counterclaim-Plaintiffs Koninklijke KPN N.V. (“Royal KPN”) and KPN B.V. (collectively, “KPN”), and Defendants Celtic ICS Inc., Eelco Blok and Joost Farwerck, by their undersigned attorneys, as and for their Answer and KPN’s Counterclaims against Plaintiff and Counterclaim-Defendant iBasis, Inc. (“iBasis”) and Counterclaim-Defendants Robert H. Brumley, Charles N. Corfield, Ofer Gneezy, W. Frank King and Gordon J. VanderBrug (collectively, the “Director Counterclaim-Defendants”) hereby respond and allege, upon personal knowledge as to their own actions and upon information and belief as to the actions of others, as follows:

PRELIMINARY STATEMENT
This case concerns a board of directors that has blatantly overstepped its authority, and a company that has clearly breached its core contractual obligations to its majority shareholder.  The Verified Complaint for Injunctive and Declaratory Relief brought by iBasis (the “Complaint”), but clearly initiated by the Director Counterclaim-Defendants, represents the latest chapter in a scorched-earth strategy to interfere with KPN’s fair, non-coercive offer to buy the outstanding shares of iBasis at a premium price.  The Complaint, however, deliberately downplays the centerpiece of Counterclaim-Defendants’ strategy to date:  their unlawful and unauthorized adoption of a poison pill in response to KPN’s fair tender offer.
When KPN invested hundreds of millions of dollars in iBasis to obtain a majority stake in the company, KPN specifically negotiated for—and obtained—protections against the precise course of conduct the Counterclaim-Defendants have chosen to undertake here.  Under a 2006 Share Purchase and Sale Agreement between KPN and iBasis (the “SPSA”), iBasis agreed that KPN would have the right to veto any action with respect to certain matters that would impact KPN’s rights as majority owner—and the Counterclaim-Defendants’ adoption of the poison pill falls squarely within the scope of these matters.  At the time the parties entered the SPSA, iBasis’s by-laws were amended to protect KPN’s rights as majority shareholder, to make clear that iBasis could not—and would not—take action with respect to these matters without KPN’s full participation and agreement.

Now, the Counterclaim-Defendants have apparently taken the position that they are no longer bound by iBasis’s by-laws, which iBasis’s own board of directors (the “iBasis Board”) approved, and that iBasis is no longer bound by its contractual obligations to KPN.  By their own admission, the Counterclaim-Defendants’ purported adoption of the poison pill violates the letter of iBasis’s bylaws.  The purported adoption of the poison pill also violates the SPSA, and deprives KPN of the basic benefit of its bargain with iBasis.  There is no justification or excuse for the Counterclaim-Defendants’ actions, particularly given the fair and non-coercive nature of KPN’s tender offer.  The Director Counterclaim-Defendants have thus breached their fiduciary duties not only to KPN, but also to the other shareholders of iBasis, who have been denied any opportunity to consider for themselves what KPN has offered.
In a transparent attempt to avoid its obligations under the SPSA, iBasis’s Complaint asserts a completely trumped-up claim of fraudulent inducement against KPN, which fails as a matter of law.  With the thinnest of pleading, iBasis has attempted to concoct a supposed “fraudulent scheme” on the part of sixteen individuals at KPN to invest massive funds in iBasis and then attempt to drive down its stock price.  These conclusory “conspiracy” claims make no sense and must fail as a matter of law.  The iBasis directors have pursued this baseless and costly lawsuit, which threatens to significantly injure iBasis itself, for one purpose:  the Director Counterclaim-Defendants are clearly forum shopping, and are trying to avoid the SPSA’s forum selection clause, which specifies New York as the appropriate forum.  Nevertheless, KPN embraces this Court’s jurisdiction, and asserts Counterclaims herein to vindicate its contract rights, enforce iBasis’s governing documents, and rein in the Counterclaim-Defendants’ unauthorized and unlawful efforts to frustrate KPN’s fair and non-coercive tender offer for the outstanding shares of iBasis common stock.

RESPONSES TO PLAINTIFF’S AVERMENTS
1.           Denied, except admitted that:  (i) the action seeks declaratory and injunctive relief, (ii) KPN has commenced a tender offer, (iii) KPN B.V. is the majority shareholder of iBasis and (iv) KPN filed with the Securities and Exchange Commission and distributed to iBasis shareholders an Offer to Purchase, dated July 28, 2009 (the “Offer to Purchase”).
2.           Admitted.
3.           Denied, except admitted that on July 13, 2009, KPN publicly announced its intent to make a tender offer for all outstanding shares it did not own for a price of $1.55 per share.  By way of further response, KPN states that on July 10, 2009, the last full trading day before the initial public announcement of KPN’s intention to commence a tender offer, the closing price of iBasis shares was $1.30 per share.
4.           Denied.
5.           Denied.
                        6.           Denied, except admitted that:  (i) the Offer to Purchase discussed “Parent Projections”, as defined in the Offer to Purchase, and KPN refers to that document for its contents and (ii) certain KPN employees prepared a document, dated June 12, 2009, titled “Strategic scenario’s iBasis 2009-2012” (“June Strategic Scenarios”) and KPN refers to that document for its contents.  By way of further response, KPN states that the June Strategic Scenarios were provided to iBasis in June 2009 and have now been disclosed to iBasis shareholders in the Second Amendment to Schedule 14D-9 filed by iBasis with the Securities and Exchange Commission on August 4, 2009 and in the Second Amendment to Schedule TO filed by KPN with the Securities and Exchange Commission on August 13, 2009.  KPN further directs the Court’s attention to KPN’s responses to the allegations contained in paragraphs 82 to 100 of the Complaint.

7.           Denied.
8.           Denied, except admitted that Morgan Stanley did not use the June Strategic Scenarios in the analysis discussed in the Offer to Purchase.
9.           Denied, except admitted that paragraph 9 of the Complaint accurately quotes certain language from page 26 of the Offer to Purchase.
10.           Denied, except admitted that paragraph 10 of the Complaint accurately quotes certain language from pages 13 and 14 of the Offer to Purchase.
11.           Denied.
12.           Denied.
13.           Denied, except admitted that:  (i) Eelco Blok and Joost Farwerck have been directors of iBasis since October 2007, (ii) Mr. Blok is Managing Director Business Segment, Getronics Segment and Wholesale and Operations Segment of Royal KPN, (iii) Mr. Farwerck is the Director of KPN’s Segment Wholesale & Operations department and (iv) Stan Miller is the Chairman and CEO of KPN Mobile International.  By way of further response, KPN states that Mr. Farwerck, who is defined in the Complaint as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.

14.           Denied.
15.           Denied, except admitted that:  (i) Ofer Gneezy met with Ad Scheepbouwer, Eelco Blok and Joost Farwerck on February 12, 2009 and (ii) KPN retained counsel in October 2008.  By way of further response, KPN revealed its intention to make a tender offer to the shareholders of iBasis on July 12, 2009.  KPN further states that Mr. Farwerck, who is defined as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.
16.           Denied.
17.           Denied, except admitted that KPN is seeking to acquire at least 90% of the outstanding shares of iBasis common stock as part of a two-step going-private transaction.
18.           KPN lacks sufficient information to admit or deny the allegations as to the Special Committee’s procedures for evaluating the tender offer, but it is admitted that the Special Committee ultimately recommended on July 30, 2009 that iBasis’s shareholders not tender their shares in the tender offer.
19.           KPN lacks sufficient information to admit or deny the allegations as to how the shareholder rights plan was adopted, but it is admitted that the iBasis Board approved a shareholder rights plan on July 30, 2009.  By way of further response, in adopting a poison pill without the unanimous consent of the KPN-Nominated directors to the iBasis Board, the iBasis directors breached both their fiduciary duties and violated Delaware law by acting beyond the scope of their authority as set out in the iBasis by-laws, and further, caused iBasis to breach express terms of the SPSA.
20.           Denied.

21.           Admitted.
22.           Admitted.
23.           Admitted.
24.           Admitted.
25.           Admitted.
26.           Admitted, except denied that:  (i) Eelco Blok has direct supervisory responsibility over the operations of KPN Mobile and (ii) KPN Mobile is one of KPN’s mobile subsidiaries.
27.           Admitted, except denied that:  (i) Joost Farwerck has direct supervisory responsibility over the operations of KPN Mobile and (ii) KPN Mobile is one of KPN’s mobile subsidiaries.
28.           Admitted.
29.           Denied, except admitted that:  (i) Stan Miller is a member of the Royal KPN’s Board of Management and (ii) Stan Miller is the Chairman and CEO of KPN Mobile International.
30.           Admitted.
31.           Admitted.
32.           Admitted.
33.           Admitted.
34.           Admitted.
35.           Admitted.
36.           Admitted.
37.           Admitted.

38.           Admitted.
39.           Admitted.
40.           Denied, except admitted that M.E. Hoekstra is the Secretary of Merger Sub and a Legal Officer of Royal KPN.
41.           Admitted.
42.           Admitted that Mr. Blok and Mr. Farwerck are directors of iBasis.  The remaining allegations assert a conclusion of law to which no response is required, but, in any event, the allegations are denied.  By way of further response, KPN states that Mr. Farwerck, who is defined in the Complaint as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.
43.           Admitted.
44.           Denied, except admitted that:  (i) representatives of iBasis and KPN met in or around January 2006, (ii) the non-disclosure and standstill agreements exist and KPN refers to those documents for their contents and (iii) the non-binding term sheet exists and KPN refers to that document for its contents.
45.           KPN lacks sufficient information to admit or deny the allegations, but it is admitted that iBasis and KPN signed the SPSA on June 21, 2006.
46.           Admitted.
47.           Denied, except admitted that, under the terms of the SPSA, iBasis agreed to sell 51% of its outstanding shares to KPN in exchange for $55 million and all outstanding shares of two KPN subsidiaries, KPN Global Carrier Services B.V. and KPN International Network Services, Inc.

48.           Denied, except admitted that:  (i) the SPSA closed on October 1, 2007 and (ii) iBasis issued 40,121,074 shares of its common stock to KPN and acquired the outstanding shares of KPN Global Carrier Services B.V. and KPN International Network Services, Inc., under the terms of the SPSA.
49.           Denied, except admitted that:  (i) upon closing the deal on October 1, 2007, KPN B.V. became the majority shareholder of iBasis, owning 51% of all outstanding shares of iBasis and (ii) the SPSA exists and KPN refers to that document for its contents.
50.           Admitted.  By way of further response, the dividend had a record date of September 28, 2007, the last trading date prior to the consummation of the October 2007 transactions.
51.           Denied.
52.           KPN lacks sufficient information to admit or deny the allegations with respect to what iBasis would have done, and therefore denies such allegations.  Denied with respect to the remainder of the allegations in paragraph 52 of the Complaint.
53.           Admitted.
54.           Denied, except admitted that:  (i) prior to January 1, 2007, KPN GCS serviced KPN Mobile, E-Plus and Base, (ii) E-Plus is KPN’s mobile operator in Germany and Base is KPN’s mobile operator in Belgium and (iii) Stan Miller is the Chairman and CEO of KPN Mobile International.  By way of further response, KPN states that on January 1, 2007, KPN Mobile merged with KPN and ceased to exist as a separate entity.  KPN further states that Mr. Farwerck, who is defined in the Complaint as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.

55.           Denied.
56.           Denied, except admitted that KPN and iBasis exchanged certain forecasts during the course of the parties’ negotiations prior to the 2007 transactions and KPN refers to those documents for their contents.
57.           Denied.
58.           Denied.
59.           Denied.  By way of further response, KPN states that Mr. Farwerck, who is defined as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.
60.           KPN lacks sufficient information to admit or deny the allegations with respect to internal procedures at iBasis, and therefore denies such allegations.  Denied with respect to the remainder of the allegations in paragraph 60 of the Complaint.
61.           Denied.
62.           Denied.
63.           Denied.
64.           Denied, except admitted that the KPN Board of Management discussed the prices iBasis was charging KPN Mobile Affiliates.
65.           KPN lacks sufficient information to admit or deny the allegations with respect to iBasis’s profit margins, and therefore denies such allegations.  Denied with respect to the remainder of the allegations in paragraph 65 of the Complaint, except admitted that the KPN Board of Management provided direction to the KPN Mobile Affiliates with regard to how to proceed in price negotiations with iBasis and KPN refers to those documents for their contents.

66.           Denied, except admitted that the letters referenced in paragraph 66 of the Complaint exist and KPN refers to those documents for their contents.
67.           Denied, except that KPN lacks sufficient information to admit or deny the allegations with respect to how an iBasis employee felt.
68.           Denied, except admitted that:  (i) Ofer Gneezy met with Ad Scheepbouwer on February 12, 2009 and (ii) Mr. Gneezy provided a presentation to the KPN representatives at this meeting and KPN refers to that document for its contents.
69.           Denied.
70.           Denied, except admitted that:  (i) Stan Miller is the Chairman and CEO of KPN Mobile International and a member of KPN’s Board of Management and (ii) Mr. Miller wrote a letter to Mr. Gneezy on March 24, 2009 and KPN refers to that document for its contents.
71.           Denied, except admitted that on March 30, 2009, Mr. Gneezy wrote to Mr. Miller and KPN refers to that document for its contents.
72.           KPN lacks sufficient information to admit or deny the allegations of paragraph 72 of the Complaint, and therefore denies the allegations.
73.           Denied.
74.           Admitted that paragraph 74 of the Complaint accurately quotes certain language from page 4 of the Offer to Purchase.

75.           Denied, except admitted that paragraph 75 of the Complaint accurately references certain language from page 4 of the Offer to Purchase.  By way of further response, KPN states that Eelco Blok recused himself from that portion of the October 30, 2008 Board of Management meeting in which the working group discussed its evaluation of iBasis and the going private option.  KPN further states that Mr. Farwerck, who is defined as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.
76.           Denied.  By way of further response, KPN states that, despite having no obligation to do so, on July 12, 2009, over two weeks prior to making its Tender Offer for the outstanding shares of iBasis common stock, KPN informed iBasis in writing of its intention to commence such a Tender Offer by the end of July 2009.  KPN further states that Mr. Farwerck, who is defined as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.
77.           Denied, except admitted that paragraph 77 of the Complaint accurately quotes certain language from page 5 of the Offer to Purchase and KPN refers to that document for its contents.
78.           Denied, except admitted that paragraph 78 of the Complaint accurately quotes certain language from page 5 of the Offer to Purchase and KPN refers to that document for its contents.
79.           Denied.
80.           Admitted that paragraph 80 of the Complaint accurately quotes certain language from page 25 of the Offer to Purchase.
81.           Denied, except admitted that the Parent Projections are summarized in the Offer to Purchase and KPN refers to that document for its contents.

82.           Denied, except admitted that:  (i) KPN has an iBasis Office, (ii) the iBasis Office interacts with iBasis and (iii) the June Strategic Scenarios exist and KPN refers to that document for its contents.  KPN  further states that Mr. Farwerck, who is defined as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.
83.           Denied, except admitted that:  (i) Paul van der Schot is the only KPN employee assigned to the iBasis Office, (ii) Mr. van der Schot drafted the June Strategic Scenarios with Johannes van Dijk, (iii) Mr. van der Schot was previously the manager of commercial strategy and planning at KPN Mobile, (iv) Johannes van Dijk has been employed with KPN since 2000, (v) Mr. van Dijk is Manager of Business Control Carrier Services and Consumer Operations, Customer Operations and Revenue Competent Center for KPN, and (vi) Mr. van Dijk was previously the manager of business control wholesale voice services at KPN.
84.           Denied, except admitted that:  (i) on June 16, 2009, Mr. van der Schot and Mr. van Dijk attended a meeting with Paul Floyd and Edwin van Ierland, (ii) Mr. van der Schot and Mr. van Dijk provided Mr. Floyd and Mr. van Ierland with a copy of the June Strategic Scenarios and (iii) the parties discussed the June Strategic Scenarios.
85.           Denied, except admitted that there was a meeting on June 17, 2009, between Mr. Floyd, Mr. van Ierland, Mr. van der Schot, Mr. van Dijk and Mr. Farwerck.  By way of further response, KPN states that Mr. Farwerck, who is defined as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.
86.           Denied.

87.           Denied.
88.           Denied.
89.           Denied.
90.           Denied.
91.           Denied, except admitted that the Parent Projections are summarized in the Offer to Purchase and KPN refers to that document for its contents.
92.           Denied, except admitted that the June Strategic Scenarios exist and KPN refers to that document for its contents.
93.           Denied, except admitted that:  (i) the Parent Projections are summarized in the Offer to Purchase and KPN refers to that document for its contents and (ii) the June Strategic Scenarios exist and KPN refers to that document for its contents.
94.           Denied, except admitted that:  (i) the Parent Projections are summarized in the Offer to Purchase and KPN refers to that document for its contents and (ii) the June Strategic Scenarios exist and KPN refers to that document for its contents.
95.           Denied, except admitted that the Parent Projections are summarized in the Offer to Purchase and KPN refers to that document for its contents.
96.           Denied, except admitted that the June Strategic Scenarios exist and KPN refers to that document for its contents.
97.           Admitted that paragraph 97 of the Complaint accurately quotes from pages 6 and 16 of the Offer to Purchase.
98.           Admitted.

99.           Admitted that paragraph 90 of the Complaint accurately quotes from page 20 of the Offer to Purchase.
100.           Denied, except admitted that:  (i) the June Strategic Scenarios were not referenced in the Offer to Purchase and (ii) the June Strategic Scenarios were shown to Mr. Farwerck.  By way of further response, KPN states that the June Strategic Scenarios were provided to iBasis in June 2009 and have now been disclosed to iBasis shareholders in the Second Amendment to Schedule 14D-9 filed by iBasis with the Securities and Exchange Commission on August 4, 2009 and in the Second Amendment to Schedule TO filed by KPN with the Securities and Exchange Commission on August 13, 2009.  KPN further states that Mr. Farwerck, who is defined as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.
101.           Admitted that Mr. Blok is a member of the KPN Board of Management and is a KPN-Nominated director on the iBasis Board, and further admitted that paragraph 101 of the Complaint accurately quotes language from page iv of the Offer to Purchase.
102.           Denied.
103.           Admitted that paragraph 103 of the Complaint accurately quotes from the Offer to Purchase.
104.           Denied, except admitted that:  (i) KPN received a letter from Party A on June 5, 2009 and KPN refers to that document for its contents and (ii) KPN delivered a letter to Party A on June 16, 2009 and KPN refers to that document for its contents.
105.           Denied.

106.           Admitted.
107.           Admitted.  By way of further response, KPN states that Mr. Farwerck, who is defined as an “Overlapping Director Defendant”, is not a member of the Management or Supervisory Boards of KPN.
108.           Admitted that paragraph 108 of the Complaint accurately quotes the July 12, 2009 letter from KPN to iBasis with emphasis added.
109.           Admitted.
110.           Denied.
111.           Denied.
112.           Denied, except admitted that the Offer to Purchase at page 26 stated as follows:

“The foregoing information regarding the Parent Projections has been included in this Offer to Purchase because we provided this information to Morgan Stanley in connection with the presentations described above in ‘Special Factors—Section 6—Summary of Morgan Stanley Presentations’ and because stockholders of the Company might view this information as material in considering the Offer. However, our inclusion of the Parent Projections in this Offer to Purchase should not be regarded as an indication that we believe that stockholders of the Company should rely on the Parent Projections in considering the Offer. Stockholders of the Company should be aware that we have not updated the Parent Projections to reflect events occurring since we developed the Parent Projections in May 2009.

“The nature of the Parent Projections is inherently speculative, representing an attempt to estimate the Company’s future performance given highly imperfect information. For key assumptions used in arriving at the Parent Projections, we have no compelling reason for having assumed the values we assumed rather than any other value within a reasonable range. Stockholders of the Company considering whether to tender in the Offer should view the Parent Projections accordingly. There will be differences between actual results and the results included in the Parent Projections, and actual results for the periods to which such Parent Projections relate may be materially greater or less than those contained in the Parent Projections.

“The 2009 Plan and the Parent Projections were not prepared with a view to public disclosure or compliance with guidelines of the SEC, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board or any other similar body regarding projections or forecasts. The 2009 Plan and the Parent Projections have not been examined or compiled by registered public accountants, nor has any registered public accountant expressed any conclusion or provided any form of assurance with respect to them. The 2009 Plan and the Parent Projections were based on expectations, forecasts and assumptions at the time they were made concerning future events and involve risks and uncertainties, many of which are outside of our or the Company’s control, that could cause actual outcomes and results to differ materially from the 2009 Plan and/or the Parent Projections. These risks and uncertainties include, among other things, risks relating to the Company’s historical stock option granting practices, including the SEC investigation and private litigation related thereto, general economic, capital and credit market conditions, potential governmental regulation of the services the Company provides as ‘telecommunications services’, the amount of traffic the Company is able to sell, increased competitive pricing pressure, volatility in foreign exchange rates, the inability of the Company to provide services at currently projected costs or prices and the other factors set forth under ‘Risk Factors’ in the Form 10−K and Form 10−Q.”

113.           Denied.
114.           Denied, except admitted that paragraph 114 of the Complaint accurately quotes from the Offer to Purchase.
115.           Denied.
116.           Denied, except admitted that paragraph 116 of the Complaint accurately quotes from the Offer to Purchase.
117.           Denied, except admitted that paragraph 117 of the Complaint accurately quotes from the Offer to Purchase.
118.           Denied, except admitted that paragraph 118 of the Complaint accurately quotes from the Offer to Purchase.
119.           Denied.
120.           Denied.

121.           KPN lacks sufficient information to admit or deny the allegations of paragraph 121 of the Complaint, but admits a letter was sent on July 12, 2009 to the iBasis Board.
122.           KPN lacks sufficient information to admit or deny the allegations of paragraph 122 of the Complaint.
123.           KPN lacks sufficient information to admit or deny the allegations of paragraph 123 of the Complaint.
124.           KPN lacks sufficient information to admit or deny the allegations of paragraph 124 of the Complaint, but admits that KPN launched the Tender Offer on July 28, 2009.
125.           KPN lacks sufficient information to admit or deny the allegations of paragraph 125 of the Complaint.
126.           KPN lacks sufficient information to admit or deny the allegations of paragraph 126 of the Complaint.
127.           KPN lacks sufficient information to admit or deny the allegations of paragraph 127 of the Complaint.
128.           KPN lacks sufficient information to admit or deny the allegations of paragraph 128 of the Complaint, but admits the existence of the Schedule 14D-9 filed by iBasis and refers to that document for its contents.
129.           Denied, except admitted that, since February 2000, KPN has bought controlling interests in companies other than iBasis, as reflected in public documents disclosing those transactions, and KPN refers to such public documents for their contents.

130.           Denied, except admitted that KPN has bought controlling interests in companies other than iBasis, as reflected in public documents disclosing those transactions, and KPN refers to such public documents for their contents.
131.           Denied, except admitted that KPN has bought controlling interests in companies other than iBasis, as reflected in public documents disclosing those transactions, and KPN refers to such public documents for their contents.
132.           Denied, except admitted that KPN has bought controlling interests in companies other than iBasis, as reflected in public documents disclosing those transactions, and KPN refers to such public documents for their contents.
133.           Denied.
134.           Denied.
135.           Denied.
136.           KPN repeats and realleges each and every answer set forth in paragraphs 1 through 135 as if fully set forth herein.
137.           The allegations of paragraph 137 of the Complaint assert a legal conclusion to which no response is required.  In any event, the allegations are denied, except that KPN admits that it is the majority shareholder of iBasis.
138.           The allegations of paragraph 138 of the Complaint assert a legal conclusion to which no response is required.  In any event, the allegations are denied.
139.           Denied.
140.           Denied.
141.           Denied.
142.           Denied.

143.           Denied.
144.           Denied.
145.           KPN repeats and realleges each and every answer set forth in paragraphs 1 through 144 as if fully set forth herein.
146.           The allegations of paragraph 146 of the Complaint assert a legal conclusion to which no response is required.  In any event, the allegations are denied.
147.           The allegations of paragraph 147 of the Complaint assert a legal conclusion to which no response is required.  In any event, the allegations are denied.
148.           Denied.
149.           Denied.
150.           Denied.
151.           Denied.
152.           Denied.
153.           Denied, except admitted that iBasis purports to request that the Court grant the relief described by paragraph 153 of the Complaint.
154.           Denied.
155.           KPN repeats and realleges each and every answer set forth in paragraphs 1 through 154 as if fully set forth herein.
156.           The allegations in paragraph 156 of the Complaint assert a legal conclusion to which no response is required.  In any event, the allegations are denied.
157.           The allegations in paragraph 157 of the Complaint assert a legal conclusion to which no response is required.  In any event, the allegations are denied.
158.           Denied.

159.           Denied.
160.           Denied.
161.           Denied.
162.           Denied.
163.           Denied.
164.           Denied.
165.           Denied.
166.           KPN repeats and realleges the allegations of paragraphs 1 through 165 as if fully set forth herein.
167.           Denied.
168.           Denied.
169.           Denied.
170.           KPN repeats and realleges the allegations of paragraphs 1 through 169 as if fully set forth herein.
171.           Denied.
172.           Denied.
173.           Denied.
174.           Denied.
175.           Denied.
176.           Denied.
177.           Denied.
178.           KPN repeats and realleges the allegations of paragraphs 1 through 177 as if fully set forth herein.

179.           The allegations of paragraph 179 of the Complaint assert a conclusion of law to which no response is required.  In any event, the allegations are denied, except admitted that KPN B.V. is the majority and controlling shareholder of iBasis.
180.           The allegations of paragraph 180 of the Complaint assert a conclusion of law to which no response is required.  In any event, the allegations are denied, except admitted that KPN B.V. is the majority and controlling shareholder of iBasis.
181.           Denied.
182.           Denied.
183.           Denied.
184.           KPN states that any allegations of the Complaint that are not specifically admitted herein are denied.
DEFENSES
185.           Plaintiff has failed to state a claim upon which relief can be granted.
186.           This Court lacks personal jurisdiction over some or all defendants.
187.           Plaintiff’s claims are barred by the doctrine of unclean hands.
188.           Defendants have acted in good faith and have not directly or indirectly induced the challenged acts constituting the alleged breaches of fiduciary duty.
189.           Plaintiff’s claims are barred or moot because allegedly non-disclosed matters have now been disclosed.

VERIFIED COUNTERCLAIMS
Nature of Action
                        190.           KPN brings this action seeking declarative and injunctive relief against Counterclaim-Defendant iBasis and the Director Counterclaim-Defendants relating to the Director Counterclaim-Defendants’ unauthorized and unlawful decision to adopt a poison pill (the “Poison Pill”) in response to KPN’s fair, non-coercive tender offer to buy the outstanding shares of iBasis at a premium price.  By their own admission, the Director Counterclaim-Defendants took this extreme and disproportionate measure with full knowledge that it violated the iBasis by-laws.  They had no basis or justification for doing so and have thus violated Delaware law.
191.           KPN alleges violations of Delaware law, breach of contract and breach of fiduciary duty claims.  KPN seeks injunctive relief as KPN is without adequate remedy at law and will suffer irreparable injury without the relief sought.
                        192.           KPN is a telecommunications company that provides a variety of communications services to consumers and business customers primarily in the Netherlands, Germany and Belgium.  KPN B.V. is a wholly-owned subsidiary of Royal KPN.
193.           Counterclaim-Defendant iBasis is also a telecommunications company that provides international communications services.

194.           On June 21, 2006, KPN and iBasis entered into the SPSA (Exhibit 1 hereto).  The transactions contemplated by the SPSA were approved by the iBasis Board and iBasis’s shareholders and closed on October 1, 2007.  Pursuant to the SPSA, and in exchange for valuable consideration, including $55 million in cash, the shares of two subsidiaries and service agreements, the total value of which was hundreds of millions of dollars, KPN purchased a majority of shares in iBasis and obtained certain rights concerning its majority stake, as well as certain rights with respect to corporate governance.  These rights are set forth in both the SPSA and the Second Amended and Restated By-laws of iBasis, which took effect on October 1, 2007 (the “By-laws”) (Exhibit 2 hereto).
                        195.           On July 28, 2009, KPN commenced a tender offer to purchase all outstanding shares of iBasis that it did not own for $1.55 per share, without interest and less required withholding taxes (the “Tender Offer”).  On July 10, 2009, the last full day of trading prior to KPN’s announcement of its intent to pursue a tender offer, the iBasis closing price was $1.30 per share.  At the time of the Tender Offer, KPN owned 56.3% of the outstanding shares of iBasis.  The Tender Offer expires on August 24, 2009.
                        196.           In response to KPN’s Tender Offer, and in direct violation of the terms of the SPSA and the By-laws, the Director Counterclaim-Defendants purported to declare a dividend of rights to purchase shares of a newly-created class of preferred iBasis stock and caused iBasis to enter into a shareholder rights agreement (the “Rights Agreement”).  The rights set out in the Rights Agreement (Exhibit 3 hereto) constitute a “poison pill”, which is designed to make it prohibitively expensive for KPN to consummate the Tender Offer.  If triggered, the Poison Pill has the effect of depriving iBasis shareholders of the opportunity to accept a tender or exchange offer for iBasis stock—no matter what the price of the offer.

                        197.           The Counterclaim-Defendants have already admitted that the adoption of the Poison Pill violates the plain and unambiguous terms of the By-laws.  In a Schedule 14D-9 filed with the Securities and Exchange Commission (the “SEC”) on July 30, 2009, iBasis stated: “Although a provision in [iBasis’s] Second Amended and Restated By-laws would ordinarily preclude the Board of Directors of [iBasis] from adopting a shareholder rights plan without the vote of KPN’s two representatives, we believe the Board of Directors in its exercise of its fiduciary duties can take this action to protect the interests of the Public Stockholders.”  iBasis, Solicitation/Recommendation Statement (Schedule 14D-9), at 23 (July 30, 2009) (the “Schedule 14D-9”).  In fact, the By-laws expressly preclude the actions the Counterclaim-Defendants have taken with their purported adoption of the Poison Pill without seeking or obtaining the consent of KPN’s board representatives.
198.           iBasis has admitted the validity of the By-laws, and the Counterclaim-Defendants have not—and cannot—provide any valid justification for their blatant violation of the By-laws’ clear and unambiguous terms.  The Director Counterclaim-Defendants were under no fiduciary duty to violate the By-laws, particularly in the face of KPN’s fair, non-coercive Tender Offer.  Thus, the Counterclaim-Defendants’ actions violate Delaware law and render the vote adopting the Poison Pill null and void.
199.           The Schedule 14D-9 fails to mention that the Counterclaim-Defendants’ purported adoption of the Poison Pill also breached specific contract rights that iBasis had freely signed away to KPN in the SPSA, when KPN first invested in iBasis.  The Director Counterclaim-Defendants caused iBasis to breach explicit provisions of the SPSA that prohibit the declaration of any dividend without the approval of KPN.  By purporting to adopt the Poison Pill, the Director Counterclaim-Defendants have also obligated iBasis to honor shareholder rights that directly conflict with KPN’s unambiguous contractual right to own a majority of iBasis common stock.

200.           KPN seeks a declaration that the Poison Pill is null and void, and further, injunctive relief to prevent iBasis from otherwise impeding unlawfully KPN’s Tender Offer, which complies with all applicable laws, obligations and agreements.  Unless the Rights Agreement is rescinded, the Tender Offer cannot be consummated.
                        201.           As set forth herein, the Director Counterclaim-Defendants’ adoption of the Poison Pill violates the terms of the SPSA and the By-laws.  This violation of iBasis’s basic corporate governance arrangements, as well as the terms of its basic bargain with KPN, will cause KPN and iBasis’s public shareholders to suffer irreparable injury.  KPN thus seeks a declaratory judgment that the terms of the SPSA and the By-laws are valid and enforceable and that the Rights Agreement is null and void.
                        202.           In addition to violating the By-laws, as well as the terms of the agreement with KPN, the Director Counterclaim-Defendants through their unauthorized actions have deprived the minority shareholders of iBasis of the opportunity to decide upon the merits of the Tender Offer for themselves.  The Poison Pill is an unreasonable response to the Tender Offer and proposed merger in violation of the duties owed by the Director Counterclaim-Defendants to iBasis’s shareholders and should, accordingly, be deemed invalid.
The Parties
                                203.           Counterclaim-Plaintiff Royal KPN is a public company incorporated under the laws of the Netherlands, with its principal place of business in the Hague, the Netherlands.

                        204.           Counterclaim-Plaintiff KPN B.V. is a private limited liability company organized under the laws of the Netherlands with its principal place of business in the Hague, the Netherlands.  Counterclaim-Plaintiff KPN is a wholly-owned subsidiary of  Royal KPN.
                        205.           Counterclaim-Defendant iBasis is a Delaware corporation with its principal place of business in Burlington, Massachusetts.
                        206.           Counterclaim-Defendant Robert H. Brumley is a member of the iBasis Board, a position he has held since September 2005.  Brumley is also a member of the Special Committee of the iBasis Board, consisting of independent directors of iBasis (the “Special Committee”).  Brumley is Managing Member of Pegasus Global, LLC.  Brumley voted to approve the unlawful Poison Pill.
                        207.           Counterclaim-Defendant Charles Corfield is a member of the iBasis Board, a position he has held since September 2008.  Corfield is also a member of the Special Committee.  Corfield is Chief Executive Officer of SandCherry Networks, Inc.  Corfield voted to approve the unlawful Poison Pill.
                        208.           Counterclaim-Defendant Ofer Gneezy is President and Chief Executive Officer of iBasis and a member of the iBasis Board.  Gneezy has held these positions since August 1996.  Gneezy voted to approve the unlawful Poison Pill.
                        209.           Counterclaim-Defendant Frank W. King is a member of the iBasis Board, a position he has held since November 1998.  King is also a member of the Special Committee.  King voted to approve the unlawful Poison Pill.
                        210.           Counterclaim-Defendant Gordon VanderBrug is Executive Vice President and Assistant Secretary of iBasis and a member of the iBasis Board.  VanderBrug has held these positions since October 1996.  VanderBrug voted to approve the unlawful Poison Pill.

Factual Background
The Share Purchase and Sale Agreement
                        211.           iBasis is a carrier of international voice traffic and a leader in Voice over Internet Protocol (“VoIP”) technology.  KPN is a leading telecommunications carrier primarily in the Netherlands, Germany and Belgium, and it offers mobile and fixed telephone services in the Netherlands.
                        212.           On June 21, 2006, iBasis and KPN entered into the SPSA, pursuant to which on October 1, 2007, KPN transferred to iBasis the outstanding shares of two subsidiaries, representing KPN B.V. and Royal KPN’s entire international wholesale business.  In exchange for the shares of its subsidiaries, as well as $55 million in cash and certain other valuable consideration, KPN acquired a 51% (fully diluted) majority stake in iBasis.  The transaction was approved by a majority of shares of outstanding common stock of iBasis present in person or represented by proxy at the meeting in 2007, and by all of the Director Counterclaim-Defendants other than Counterclaim-Defendant Corfield.
                        213.           The purpose of the transaction was to combine the two companies’ strengths in what at the time were two of the fastest growing segments of global telecommunications—KPN’s established business in mobile services, and iBasis’s significant VoIP network.  The combination also created complementary geographic coverage by bringing together KPN’s extensive European and Asian footprint with iBasis’s strong presence in the Americas and Asia.  As a result, KPN customers gained access to broad and more cost-efficient termination capacity in other regions, while iBasis customers gained access to a portfolio of premium services for mobile traffic and greater capacity in Europe.

                        214.           Pursuant to the SPSA, and upon the closing of the transaction, KPN nominated two directors to the iBasis Board.

                        215.           One of the most important rights bargained for in the transaction was KPN’s right to veto certain iBasis Board decisions (termed in the By-laws as the “Veto Matters” and used herein as the “Veto Matters”) in order to protect its majority ownership rights in the company.  KPN bargained for these veto rights and paid valuable consideration for such rights; they are enumerated not only in the SPSA, but also in the By-laws of iBasis itself.  There is no exception in the SPSA or in the By-laws that permits the Director Counterclaim-Defendants to circumvent KPN’s clear right to veto decisions affecting or impacting its ownership rights in iBasis.
                        216.           Pursuant to Section 3.17(b) of the By-laws, which governs the Veto Matters, the iBasis Board is required to obtain “the approval of a majority of the whole Board of Directors including the unanimous approval of the KPN-Nominated Directors”, before approving
“any issuance, grant, sale or offer or any repurchase, reduction, redemption, conversion, sub-division, consolidation, cancellation or otherwise by [iBasis] of shares, other capital stock or any instruments with voting rights or that are convertible into capital stock, including options and warrants, other than upon the exercise of options, warrants or other convertible securities outstanding on [October 1, 2007], pursuant to the terms of such options, warrants and other convertible securities [or] any declaration by [iBasis] of dividends or other distributions to stockholders”.

                        217.           Under Section 5.16 of the SPSA, iBasis is prohibited from taking any action with respect to a Veto Matter unless one of the following three conditions is met:  KPN provides written consent to such action, the KPN-Nominated directors approve such action, or after providing written notice of the action to KPN, KPN does not object within ten days.
                        218.           In addition, the SPSA gives KPN the unequivocal right to maintain majority stock ownership in iBasis.  Section 5.12(a) provides as follows:
“At any time that [KPN] and its affiliates, designees and nominees hold, in the aggregate, less than fifty-one percent (51.00%) of the shares of Common Stock on a Fully-Diluted Basis, [KPN] shall be entitled to purchase from [iBasis] such number of additional shares of Common Stock as may be required such that, upon consummation of such purchase, [KPN] and its affiliates, designees and nominees shall hold fifty-one percent (51.00%) of the shares of Common Stock on a Fully-Diluted Basis.”

The SPSA also gives KPN certain preemptive rights that permit KPN to purchase, in connection with any issuance of capital stock by iBasis, sufficient shares of capital stock to maintain its current ownership percentage on the same terms and at the same price at which such shares are offered in any issuance:
“In connection with any issuance of Capital Stock by [iBasis] after the Closing . . . to any party other than [KPN] or any of its affiliates, designees or nominees (each a “Triggering Issuance”), [KPN] shall have the right to purchase (on the same terms and at the purchase price per share of such Capital Stock offered to each purchaser of such Capital Stock in such Triggering Issuance (the “Issuance Price”) . . .) up to that number of shares of such Capital Stock as shall be equal to the number of shares of such Capital Stock that would represent . . . . the ‘Designated Percentage’ of the aggregate number of shares of Capital Stock issued in such Triggering Issuance . . . .”  SPSA § 5.12(b).

                        219.           Neither the SPSA nor the By-laws, in any respect, limits KPN’s acquisition of additional shares of capital stock of iBasis.

The Tender Offer
                        220.           Despite the parties’ optimism at the time of the SPSA, deregulation and increased competition, among other factors, have contributed to a decline in several key operating and financial metrics of iBasis since the transaction was completed in October of 2007.  iBasis has experienced a substantial overall decline in total net revenues, and its stock price has fallen from $7.82 per share on October 9, 2007 (the day after the payment of a dividend provided for in the SPSA) to $1.30 per share on July 10, 2009, the last trading day before KPN announced the Tender Offer.
                        221.           Recognizing these challenges and the likelihood that private ownership would help iBasis reach its operational and strategic objectives, KPN made the Tender Offer on July 28, 2009.
                        222.           Although KPN was under no obligation to do so, prior to making this offer, on July 12, 2009, Royal KPN’s Executive Vice President Finance, Wilhelmus Theresia Jozef Hageman, sent a letter to the iBasis Board advising that KPN intended to commence the Tender Offer and acknowledging that iBasis would establish the Special Committee of independent directors to make a recommendation with respect to the Tender Offer.
                        223.           In both the July 12, 2009 letter and the Tender Offer, the offer price was set at $1.55 per share in cash.  The offer was conditioned upon the tender of a majority of the shares of iBasis not owned by KPN B.V., Royal KPN or their respective affiliates (including Celtic ICS Inc., a Delaware corporation formed by KPN for purposes of the Tender Offer (“Merger Sub”)), or the directors and officers of iBasis, KPN B.V., Royal KPN, or Merger Sub, as well as the tender of a sufficient number of shares to bring KPN’s ownership interest to at least 90% of the outstanding shares of iBasis.

                        224.           The Tender Offer is to be the first step in a going-private transaction, in which KPN would first acquire at least 90% of the equity interest in iBasis, then proceed to cause iBasis to complete a short-form merger with KPN’s subsidiary, Merger Sub, in which all shares not tendered in the Tender Offer would be converted to the right to receive cash at the same price as stated in the Tender Offer.
                        225.           The Tender Offer is fully financed, non-coercive and fair to iBasis’s shareholders.  Moreover, the Tender Offer represents a substantial premium over the market price for iBasis’s shares prior to announcement of the Tender Offer.
                        226.           On July 10, 2009, the last full day of trading prior to KPN’s announcement of its intent to pursue a tender offer, the iBasis closing price was $1.30 per share.  The Tender Offer price of $1.55 thus represents a premium of approximately 19.2% over the closing price of the shares on July 10, 2009 (or 27.0% when iBasis’s net cash balance of $0.37 per share as of March 31, 2009 is taken into account), and 33.6% over the average closing price during the three months preceding July 10, 2009.
The Poison Pill
                        227.           As expected, the iBasis Board approved the creation of the Special Committee on July 15, 2009, to evaluate the Tender Offer and make a recommendation concerning the Tender Offer to the public shareholders of the Company.  The Special Committee hired the law firm of Gibson, Dunn & Crutcher to be its independent legal counsel, and Jefferies & Company, Inc. as its independent financial advisor in connection with its consideration of the Tender Offer.
                        228.           On July 30, 2009, iBasis announced that the Special Committee had recommended that the minority shareholders reject the Tender Offer claiming, among other things, that the $1.55 per share being offered is “grossly inadequate”.  The same day, iBasis filed the Schedule 14D-9 with the SEC.

                        229.           Not content with allowing its shareholders to choose whether or not to follow the Special Committee’s recommendation on the Tender Offer, and without any legal authority, that same day, iBasis and the Director Counterclaim-Defendants also purported to adopt the Poison Pill, the terms of which are set forth in the Rights Agreement executed on July 30, 2009.  The terms of the Rights Agreement are described in Form 8-A and Form 8-K filings with the SEC, which were also filed on July 30, 2009.
                        230.           To implement the Poison Pill, the Director Counterclaim-Defendants declared a dividend of one right (an “iBasis Right”) for each share of iBasis common stock outstanding on the record date of August 10, 2009.  The mechanics of the iBasis Right are as follows:
  (a)           The iBasis Right becomes exercisable upon a “Distribution Date”, which is deemed as occurring immediately prior to any person becoming an “Acquiring Person”.  Section 1(a) of the Rights Agreement defines an Acquiring Person as “any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding”.  The Rights Agreement further defines an Acquiring Person as a person who already possesses beneficial ownership of 15% or more of iBasis outstanding shares and then acquires any additional common shares.  Thus, by acquiring even a single additional share, KPN—with its existing 56% stake in iBasis—would instantly become an Acquiring Person under the Rights Agreement.

  (b)           Once a person becomes an Acquiring Person, the iBasis Rights work to defeat the Acquiring Person in two main respects.  First, under Section 7(e) of the Rights Agreement, the iBasis Rights of the Acquiring Person are immediately rendered null and void.  Second, for every other iBasis shareholder, the iBasis Rights (which can now be exercised) are promptly converted into a right to acquire shares of iBasis common stock at one-half of the then-current market price, a result described as the “flip-in” effect of the Poison Pill.
  (c)           If, after any person becomes an Acquiring Person, iBasis merges with another entity such that iBasis is not the surviving entity of the merger, or iBasis survives such a merger but the common shares of iBasis are changed or exchanged, or 50% or more of the assets or earning power of iBasis is sold or transferred, then the “flip-over” effect of the Poison Pill is triggered.  Under this provision, any holder of an iBasis Right (other than the Acquiring Person) will be able to purchase shares of the resulting company at a 50% discount.
                        231.           Again, because KPN already owns more than 15% of the shares of iBasis, under the Rights Agreement, the Poison Pill is triggered if KPN were to become the beneficial owner of even a single additional share of iBasis common stock.  No other shareholder is subject to this rule.

                        232.           In addition, the trigger of the Poison Pill would render all iBasis Rights currently held by KPN null and void.  Thus, any iBasis shareholder other than KPN will be able to purchase iBasis common stock at a 50% discount, which will result in substantial dilution of KPN’s interest in iBasis.  Similarly, if KPN, or any of its affiliates, were to enter into a merger with iBasis following the acquisition of any shares of iBasis pursuant to the Tender Offer or otherwise, the iBasis Rights will “flip over”, meaning any holder of an iBasis Right (other than KPN as the Acquiring Person) will be able to purchase shares at a 50% discount, which will also substantially dilute KPN’s interest in the company.
                        233.           The Poison Pill thus makes it prohibitively expensive for KPN to acquire any of the iBasis shares it does not already own.
234.           The Counterclaim-Defendants adopted the Poison Pill with the sole purpose of thwarting the KPN Tender Offer.
                        235.           The adoption of the Rights Agreement was in clear violation of the By-laws and KPN’s rights under the SPSA.
                        236.           As iBasis itself concedes, the declaration of the iBasis Rights dividend is a “Veto Matter” within the meaning of Section 3.17(b) of the By-laws.  Section 3.17(b) requires that the KPN-Nominated directors on the iBasis Board approve any and all Veto Matters.  The KPN-Nominated directors’ approval of the Poison Pill was neither sought nor obtained.
                        237.           Furthermore, Section 5.16 of the SPSA specifies that the iBasis Board cannot approve or take any action over Veto Matters (as defined in Section 3.17(b) of the By-laws) unless one of the following three conditions is satisfied:  (1) KPN provides consent to the Veto Matter, (2)  the action is approved “by all KPN-Nominated Directors”, or (3) the iBasis Board provides “to [KPN] written notice, specifying all material information regarding the Veto Matter to be approved” and KPN does not respond to such notice within 10 days stating that it does not approve the Veto Matter.

                        238.           None of these three conditions for the declaration of the iBasis Rights was satisfied.  KPN did not consent to the declaration of the iBasis Rights dividend, the directors nominated by KPN did not approve the declaration of the iBasis Rights dividend and the iBasis Board did not provide any notice to KPN regarding the declaration of the iBasis Rights dividend.  Upon learning of the declaration of the iBasis Rights dividend, KPN sent a letter to iBasis expressly disapproving the declaration of the iBasis Rights dividend.
                        239.           The purported adoption of the Rights Agreement is not only in violation of the By-laws, and a breach of fiduciary duties, it is also in violation of Delaware law.
                        240.           In their Schedule 14D-9 filing, Counterclaim-Defendants concede that the adoption of the Poison Pill was not authorized under the By-laws:  “a provision in the Company’s Second Amended and Restated By-laws would ordinarily preclude the Board of Directors of the Company from adopting a shareholder rights plan without the vote of KPN’s two representatives”.  Counterclaim-Defendants claim nonetheless that they were purportedly justified in adopting the Poison Pill by exercising their fiduciary duty “to protect the interest of the Public Stockholders.”
                241.           This contention is incorrect.  KPN’s Tender Offer represents a substantial premium to iBasis shareholders over the then-trading price of the company’s stock and is non-coercive.  The Special Committee exercised its fiduciary duty by recommending to the public shareholders, as it did in its Schedule 14D-9 filing, that they reject the offer as “grossly inadequate, opportunistic and not in the best interests of [iBasis] and its Public Shareholders” (a determination with which KPN vehemently disagrees).  Neither the Special Committee nor the iBasis Board need do anything more.  The iBasis shareholders are free to reject the Tender Offer and to retain their shares if they determine that the terms of the Tender Offer are not attractive.

                        242.           Counterclaim-Defendants had no obligation (fiduciary or otherwise) or right to take the additional unlawful step of adopting the Rights Agreement.  The Rights Agreement directly infringes upon the rights granted to KPN in the SPSA.  Under the Rights Agreement, the purchase by KPN of just one additional share of iBasis common stock automatically eliminates KPN’s right to own and maintain a majority interest in iBasis.  KPN bargained and paid for this right.  Indeed, this right was fundamental to KPN’s decision to acquire its initial ownership interest in iBasis in the first place.  The Rights Agreement effectively strips KPN of this fundamental right.
                        243.           In addition, the Rights Agreement adopted by iBasis is an unreasonable and disproportionate response to KPN’s Tender Offer.  Upon information and belief, the adoption of the Rights Agreement was done without any regard to corporate governance procedures and without reasonable investigation of the terms of KPN’s Tender Offer.  The Director Counterclaim-Defendants have therefore breached their fiduciary duties.
Irreparable Injury
                        244.           KPN has no adequate remedy at law.  Only through the exercise of this Court’s equitable powers will KPN and the minority shareholders be protected from immediate harm and injury.  Unless the Court enjoins the application of the Poison Pill, iBasis’s shareholders will be deprived of the opportunity to decide for themselves whether or not to accept the Tender Offer.  Moreover, KPN will lose the opportunity to proceed with this Tender Offer, as well as their bargained-for rights to veto a dividend to shareholders or the adoption of any shareholder rights plan.

                        245.           Damages for the losses described above cannot be readily calculated.  Absent equitable intervention by this Court, KPN will be irreparably harmed.

First Counterclaim
(Declaratory Judgment and Injunctive Relief)

                        246.           KPN repeats and incorporates the allegations set forth above as if incorporated verbatim herein.
                        247.           KPN alleges that the By-laws, including Section 3.17 thereof, are valid and enforceable.
    248.           KPN further alleges that the SPSA, including Sections 5.12 and 5.16 thereof, is valid and enforceable against iBasis.
                249.           KPN alleges that by the purported adoption of the Rights Agreement without the participation or unanimous approval of the KPN-Nominated Directors, Counterclaim-Defendants violated the clear and unambiguous terms of the By-laws and the SPSA.  KPN further alleges that Counterclaim-Defendants had no justification or excuse for the purported adoption of the Rights Agreement in violation of the By-laws and the SPSA.
250.           An actual case or controversy presently exists between KPN and iBasis that is ripe for judicial determination with respect to the By-laws and Sections 5.12 and 5.16 of the SPSA.  KPN seeks a declaration that iBasis is bound to the terms of the By-laws and the SPSA, specifically Sections 5.12 and 5.16, and that such terms are enforceable and remain in effect.

                         251.           KPN further seeks a declaration that the purported dividend of the iBasis Rights by the Director Counterclaim-Defendants and adoption of the Rights Agreement by iBasis were unlawful and therefore null and void.
                        252.           KPN has no adequate remedy at law.

Second Counterclaim
(Breach of Fiduciary Duty:  Unlawful Board Decisions)

                        253.           KPN repeats and incorporates the allegations set forth above as if incorporated verbatim herein.
                        254.           KPN alleges that Counterclaim-Defendants took unauthorized action in direct contravention of the terms of the SPSA and the By-laws by declaring the iBasis Rights dividend and causing iBasis to enter into the Rights Agreement.  KPN further alleges that the actions of the iBasis Board were wholly outside their scope of authority and constituted a breach of fiduciary duty to act with care and the utmost good faith and loyalty.
                        255.           Counterclaim-Defendants further breached their fiduciary duties by foreclosing the minority shareholders’ opportunity to accept the terms of the Tender Offer and by taking actions intended to dilute KPN’s interest in iBasis.
                        256.           Further, the terms of the Tender Offer are entirely fair, non-coercive, and pose no threat to corporate policy and effectiveness.  The iBasis Board’s decision to adopt the Poison Pill is an unreasonable and disproportionate response to the Tender Offer made by KPN.
                        257.           KPN has no adequate remedy at law.

Third Counterclaim
(Breach of Contract)

                        258.           KPN repeats and incorporates the allegations set forth above as if incorporated verbatim herein.
                        259.           KPN alleges that Counterclaim-Defendants breached the SPSA by, among other things, declaring the iBasis Rights dividend and causing iBasis to enter into the Rights Agreement, which implicates “Veto Matters”, as set out in Section 5.16 of the SPSA, as well as Section 3.17(b) of the By-laws, without first obtaining the consent of KPN or the KPN-Nominated directors pursuant to the SPSA, or the KPN-Nominated directors pursuant to the By-laws.  This action was unauthorized by both the SPSA and the By-laws of iBasis and constitutes a breach of the SPSA, which does not permit Counterclaim-Defendants to take such action without prior authorization or consent from KPN or the KPN-Nominated directors.
                        260.           KPN alleges that the unlawful actions of the Counterclaim-Defendants deprive KPN of their ability to proceed with the Tender Offer.  The loss of this opportunity constitutes irreparable harm to KPN.
                        261.           KPN further claims that Counterclaim-Defendants will continue to breach Section 5.16 of the SPSA unless enjoined from doing so by this Court.
                        262.           KPN has no adequate remedy at law.
Relief Requested
WHEREFORE, KPN respectfully request that this Court enter an order:
(a)  dismissing Plaintiff’s Verified Complaint for Injunctive and Declaratory Relief in its entirety;

(b) declaring that the By-laws and SPSA are valid and enforceable against Counterclaim-Defendant iBasis and the Director Counterclaim-Defendants;
(c)  declaring that the iBasis Rights dividend and the Rights Agreement are null and void;
(d)  declaring that the Director Counterclaim-Defendants breached their fiduciary duty in declaring the iBasis Rights dividend and adopting the Rights Agreement;
(e)  enjoining Counterclaim-Defendant iBasis, its directors, officers, successors, agents, servants, subsidiaries, employees and attorneys, and all persons acting in concert or participating with them from taking any unlawful steps to impede or frustrate the ability of iBasis’s shareholders to consider and make their own determination as to whether to accept the terms of the Tender Offer, or to take any other unlawful action to thwart or interfere with the Tender Offer;
(f)  awarding KPN its costs and disbursements in this action, including reasonable attorney’s fees; and
(g)  granting such other and further relief as this Court deems just and proper.

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Jay N. Moffitt
David J. Teklits (#3221)
Jay N. Moffitt (#4742)
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
(302) 658-9200

Attorneys for Defendants and Counterclaim-Plaintiffs
Koninklijke KPN N.V. and KPN B.V. and Defendants
Celtic ICS Inc., Eelco Blok, Joost Farwerck, Ad Scheepbouwer,
Stan Miller, Baptiest Coopmans, A.H.J. Risseeuw, M. Bischoff,
C.M. Colijn-Hooijmans, D.I. Jager, M.E. Van Lier Lels,
J.B.M. Streppel, R.J. Routs, D.J. Haank, W.T.J. Hageman,
M.E. Hoekstra and M.N.A.J. Vogt

OF COUNSEL:

CRAVATH, SWAINE & MOORE LLP
Julie A. North
Darin P. McAtee
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

August 13, 2009

CERTIFICATE OF SERVICE

I hereby certify that on August 13, 2009, the foregoing ANSWER OF KONINKLIJKE KPN N.V., KPN B.V., CELTIC ICS INC., EELCO BLOK AND JOOST FARWERCK AND VERIFIED COUNTERCLAIMS OF KONINKLIJKE KPN N.V. AND KPN B.V. was served, by LexisNexis File & Serve, upon the following counsel of record:

Thomas A. Beck, Esq.
Raymond J. DiCamillo, Esq.
Margot F. Alicks, Esq.
RICHARDS, LAYTON & FINGER, P.A.
920 North King Street
Wilmington, DE 19801

/s/ Jay N. Moffitt
Jay N. Moffitt (#4742)